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                                                                  Exhibit 15

                        BUILDERS PROLOAN FUND, INC.
                             DISTRIBUTION PLAN



            WHEREAS, Builders ProLoan Fund, Inc. (the "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

            WHEREAS, the Fund, on behalf of its one or more designated series presently existing or hereafter established (hereinafter referred to as "Portfolios"), desires to adopt a Distribution Plan pursuant to Rule l2b-1 under the 1940 Act and the Board of Directors of the Fund has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders; and

            WHEREAS, the Fund intends to employ a registered broker-dealer as Distributor of the securities of which it is the issuer;

            NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (the "Plan") in accordance with Rule l2b-1 under the 1940 Act on the following terms and conditions:

            1.    Payment of Fees.  The Fund is authorized to pay
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distribution and service fees for each Portfolio listed on Schedule A of this
Plan, as such schedule may be amended from time to time, on an annualized basis, at such rates as shall be determined from time to time by the Board of Directors in the manner provided for approval of this Plan in Paragraph 5, up to the maximum rates set forth in Schedule A, as such schedule may be amended from time to time. Such fees shall be calculated and accrued daily and paid monthly or at such other intervals as shall be determined by the Board in the manner provided for approval of this Plan in Paragraph 5. The distribution and service fees shall be payable by the Fund on behalf of a Portfolio regardless of whether those fees exceed or are less than the actual expenses described in Paragraph 2 below and incurred by the Distributor with respect to such Portfolio in a particular year.

            2.    Distribution Expenses.  The fee authorized by paragraph
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1 of this Plan may be paid pursuant to an appropriate Distribution Agreement in payment for any activities or expenses intended to result in the sale and retention of Fund shares, including, but not limited to, compensation paid to registered representatives of the Distributor and to participating dealers, if any, which have entered into sales agreements with the Distributor, advertising, and other expenses of the Distributor relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information and reports for other than existing shareholders, preparation and distribution of advertising material, sales literature and other sales promotion expenses and expenses of maintaining a telephone number and responding to shareholders telephone inquiries regarding their investments in the Fund.


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            3.    Service Fees.  In addition to distribution expenses, as
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stated in paragraph 2 above, the fee authorized by paragraph 1 of this Plan may be used to compensate service providers with a "service fee" as such term is contemplated under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

            4.    Additional Compensation.  This Plan shall not be
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construed to prohibit or limit additional compensation derived from sales charges or other sources, if any, that may be paid to the Distributor pursuant to the aforementioned Distribution Agreement.

            5.    Board Approval.  This Plan shall not take effect with
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respect to any Portfolio until it has been approved, together with any related agreements, by vote of a majority of both (a) the Board of Directors and (b) those members of the Board who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

            6.    Renewal of Plan.  This Plan shall continue in full force
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and effect with respect to a Portfolio for successive periods of one year from its approval as set forth in Paragraph 6 for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Paragraph 6 or by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Portfolio to which the Plan is effective, voting separately from any other Portfolio of the Fund.

            7.    Reports.  Any Distribution Agreement entered into pursuant
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to this Plan shall provide that the Distributor shall provide to the Board of
Directors and the Board shall review, at least quarterly, or at such other intervals as reasonably requested by the Board, a written report of the amounts so expended and the purposes for which such expenditures were made.

            8.    Termination.  This Plan may be terminated with respect to
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a Portfolio at any time by vote of a majority of the Independent Directors or by a vote of a majority of the outstanding voting securities of such Portfolio, voting separately from any other Portfolio of the Fund.

            9.    Amendments.  Any change to the Plan that would materially
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increase the distribution costs to a Portfolio may not be instituted unless such amendment is approved in the manner provided for approval in Paragraph 6 hereof or by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Portfolio to which the Plan is effective, voting separately from any other Portfolio of the Fund. Any other material change to the Plan may not be instituted unless such change is approved in the manner provided for initial approval in Paragraph 6 hereof.

            10.   Nomination of Directors.  While this Plan is in effect,
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the selection and nomination of Independent Directors of the Fund shall be committed to the discretion of the Independent Directors then in office.


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            11.   Records.  The Fund shall preserve copies of this Plan and
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any related agreements and all reports made pursuant to Paragraph 8 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in an easily accessible place.

            12.   Severability.  The provisions of this Plan shall be
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severable for each class of shares of the Fund outstanding.  Whenever any action is required to be taken with respect to this Plan, that action must be taken separately with respect to each class; provided, however, that any shareholder vote on a distribution plan of a target class must also require a vote of any purchase class.




Date: _______________  _____, 1997


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                       BUILDERS PROLOAN FUND, INC.

                           DISTRIBUTION PLAN

                              SCHEDULE A




            The maximum annualized fee rate pursuant to Paragraph 1 of the Builders ProLoan Fund, Inc. Distribution Plan shall be as follows:


BUILDERS PROLOAN FUND, INC.

            0.10% of the average daily net assets




Date:  __________________  _____, 1997